As filed with the Securities and Exchange Commission on August 12, 2016

Registration No. 333-181508

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-House (China) Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

E-House (China) Holdings Limited

11/F Yinli Building

No. 383 Guangyan Road

Jing’an District, Shanghai 200072

People’s Republic of China

(Address of Principal Executive Offices)

15,185,620 Ordinary Shares Issuable upon Exercise of the Outstanding Options and Vesting of the Outstanding Restricted Shares Assumed by the Registrant on April 20, 2012
(Full title of the plan)

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Bin Laurence	Z. Julie Gao, Esq.
Chief Financial Officer	Haiping Li, Esq.
E-House (China) Holdings Limited	Skadden, Arps, Slate, Meagher & Flom LLP
11/F Yinli Building	c/o 42/F Edinburgh Tower, The Landmark
No. 383 Guangyan Road	15 Queen’s Road Central
Jing’an District, Shanghai 200072	Hong Kong
People’s Republic of China	(+852) 3740 4700
(+86-21) 6133 0808

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-181508) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by E-House (China) Holdings Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on May 18, 2012. Under the Registration Statement, 15,185,620 ordinary shares, par value $0.001 per share, of the Registrant were registered for issuance upon exercise of the outstanding options and vesting of the outstanding restricted shares assumed by the Registrant pursuant to the merger between China Real Estate Information Corporation and a wholly owned subsidiary of the Registrant incorporated under the laws of the Cayman Islands on April 20, 2012.

On April 15, 2016, the Registrant, E-House Holdings Ltd. (“Parent”) and E-House Merger Sub Ltd. (“Merger Sub”) entered into an agreement and plan of merger, which was approved on August 5, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands on August 12, 2016, which became effective as of August 12, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on August 12, 2016.

E-House (China) Holdings Limited

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Zhou	Sole Director and Chief Executive Officer	August 12, 2016
Xin Zhou	(principal executive officer)

/s/ Bin Laurence	Chief Financial Officer	August 12, 2016
Bin Laurence	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of E-House (China) Holdings Limited has signed this registration statement or amendment thereto in New York on August 12 , 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer
Law Debenture Corporate Services Inc.